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Exhibit 3.1

                           CERTIFICATE OF AMENDMENT
                                      OF
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                         POWERWAVE TECHNOLOGIES, INC.,
                            a Delaware corporation

       (Pursuant to Section 242 of the Delaware General Corporation Law)

     POWERWAVE TECHNOLOGIES, INC., a corporation organized and existing under the Delaware General Corporation Law (the "Corporation"), does hereby certify:

     FIRST: That the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 11, 1996.

     SECOND: In accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, by unanimous written consent of the Board of Directors of the Corporation dated March 17, 2000, a resolution was duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof at the next annual meeting of the stockholders. The resolution setting forth the proposed amendment is as follows:

          NOW, THEREFORE, BE IT RESOLVED, that, effective as of May 15, 2000, the first sentence of the first paragraph of "ARTICLE IV - AUTHORIZED CAPITAL," of this Corporation's Amended and Restated Certificate of Incorporation be amended and restated to read in its entirety as follows:

               "The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 140,000,000, of which (i) 135,000,000 shares shall be designated "Common Stock" and shall have a par value of $0.0001 per share; and
          (ii) 5,000,000 shares shall be designated "Preferred Stock" and shall have a par value of $0.0001 per share. Upon the effectiveness of this Certificate of Amendment of Amended and Restated Certificate of Incorporation, each issued and outstanding share of the Corporation's Common Stock, par value $0.0001 per share, shall automatically and without any action on the part of the holder thereof be reclassified as and changed into three shares of the Corporation's Common Stock, par value $0.0001 per share."

     THIRD: That thereafter, pursuant to resolution of the Board of Directors, the Annual Meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the Delaware General Corporation Law, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     FOURTH: Said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
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     IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be executed by Bruce C. Edwards, its President and Chief Executive Officer, and attested to by Kevin T. Michaels, its Senior Vice President, Finance, Chief Financial Officer and Secretary, this 1/st/ day of May, 2000.

                                  POWERWAVE TECHNOLOGIES, INC.

                             By:  /s/ Bruce C. Edwards
                                  ---------------------------------------
                                  Bruce C. Edwards,
                                  President and Chief Executive Officer


ATTEST:

By:  /s/ Kevin T. Michaels
     ---------------------------------------
     Kevin T. Michaels,
     Senior Vice President, Finance,
     Chief Financial Officer and Secretary

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